Exhibit 10.9

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of January 17, 2021, by and between Dave Weinerth, an individual (“Executive”), and mCloud Corporation, a company incorporated in the State of Delaware (the “Company”), with reference to the following facts:

RECITALS

A. The Company is engaged in the provision of a highly secure Asset Circle of Care solution comprised of mobility platform with cloud-based data sharing and advanced software to optimize reliability, longevity, performance and care of critical assets (equipment and technology that is usually not core to the business) in industrial and commercial settings.

B. The Company desires to employ Executive and to reinforce and encourage Executive’s attention and dedication to the Company as a member of the Company’s management in the best interests of the Company and its equity holders.

C. Executive is willing to commit to serve the Company on the terms and conditions herein provided.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements of the parties contained herein, the parties hereto hereby agree as follows:

AGREEMENT

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept such employment and serve the Company and any of its subsidiaries (if any) on the terms and conditions set forth herein. Executive shall devote Executive’s primary working time and energy exclusively to performing the services and duties of Executive’s employment hereunder to the best of Executive’s ability and utilizing all of Executive’s skills, experience and knowledge. Except as approved by the Board of Directors (the “Board”), Executive shall not engage or participate in the operation or management of, or render any services to, any other business, enterprise or individual, directly or indirectly, during the Term (as defined below). This obligation, however, shall not preclude Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of companies, including closely held companies which are controlled by Executive as long as these activities or services do not materially interfere or conflict with Executive’s responsibilities to, or ability to perform his duties of employment by, the Company under this Agreement.

2. Term. The term of Executive’s employment hereunder shall be for a period commencing on January 1, 2022 (the “Start Date”) and, shall continue until the two (2) year anniversary of the Start Date (the “Term”), after which time continued employment shall be on an “at-will” basis, unless Executive’s employment is terminated by either party in accordance with the terms of Section 6 of this Agreement; or such term of employment is extended or shortened by a subsequent agreement duly executed by each of the parties to this Agreement, in which case such employment shall be subject to the terms and conditions contained in the subsequent written agreement. The date of Executive’s termination of employment shall be herein referred to as the termination date (the “Termination Date”).

3. Positions and Duties. Executive shall serve as the President of the Company. Executive shall report directly to the Chief Executive Officer. The duties and responsibilities of the Executive shall include the duties and responsibilities for the Executive’s corporate office and position as set forth in the Company’s bylaws and such other duties and responsibilities as the Company’s Chief Executive Officer and/or Board of Directors may from time to time reasonably assign to the Executive.

4. Compensation. As compensation for Executive’s services to be performed hereunder, the Company shall provide Executive with the following compensation and benefits:

A. Salary. Executive’s base salary shall be Two Hundred and Forty-five Thousand United States Dollars ($245,000) per year. Executive’s base salary shall be payable in accordance with the Company’s current payroll practices and shall be subject to such withholding as is required by law. The Company may not decrease Executive’s base salary at any time without Executive’s written consent except in connection with a pro rata reduction in the base salaries of all executive employees of the Company due to unforeseen economic exigencies.

B. Equity. Subject to the formal approval of the Board of Directors, the Employee will be granted 30,000 stock options priced as of the date of the grant (the “Options”) and 26,000 restricted stock units (“RSUs”), in each case vesting in three (3) equal tranches commencing on the one- year anniversary of the date of the grant. The Options and Units, and their exercise, retention or disposition shall be governed by the Company’s equity plans (as may be amended from time to time), grant agreements, and applicable law, including the rules and policies of any applicable stock exchange.

C. Vacation, Holiday and Sick Leave. In accordance with Company PTO policy, Executive shall be entitled to accrue twenty-five (25) days of paid vacation each year (prorated for partial years worked), which may be carried over from year to year. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive and, unless otherwise agreed upon by the Company under specific circumstances. Any accrued and unused vacation shall be paid to Executive upon termination. The Company shall provide Executive with paid timed off (for holiday, paid sick leave, and other personal time), as provided by the Company to other executive employees of comparable stature.

D. Health Benefits. Executive and Executive’s dependents will be eligible to participate in such group health insurance plans as the Company offers to other executive employees of comparable stature, pursuant to the terms and conditions of those plans. The amount, eligibility, and extent of the benefits shall be governed by the applicable benefit plan or program of the Company as in force from time to time.

E. Business Expenses. The Company will reimburse Executive for reasonable and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary or advisable part of discharging Executive’s duties hereunder, subject to receipt of reasonable and appropriate documentation as required by the Company.

5. Executive Covenants. Executive agrees, as a condition of employment, to execute and comply with the Company’s Confidential Information and Inventions Assignment Agreement set forth on Exhibit A attached hereto.

6. Termination. Executive acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement or otherwise, Executive’s employment with the Company is, and will at all times during the Term be “at-will” and “at-will” employment means that Executive’s employment relationship with the Company may be terminated at any time for any reason, or for no reason, and with or without notice, by either party without further obligation, except as expressly provided for in this Agreement.

A. Termination without Cause. Without limiting any provision in Section 6, the Company may terminate Executive’s employment without Cause (other than for Death or Disability) upon written notice.

B. Termination on Death. Without limiting any provision in Section 6, Executive’s employment shall terminate upon Executive’s death.

C. Termination on Disability. Without limiting any provision in Section 6, Executive’s employment hereunder may be terminated by the Company at any time as a result of Executive’s Disability effective upon written notice to Executive to that effect. As used herein, “Disability” shall mean a physical or mental incapacity as a result of which Executive shall be unable to perform the essential functions of his job duties with the Company, with or without reasonable accommodation, for either sixty (60) consecutive days or more (excluding any vacation to which Executive is entitled and elects to take), or for a cumulative period equivalent to ninety (90) days out of any period of one hundred eighty (180) consecutive days, all as determined in good faith by an independent medical doctor (selected by the Company’s health insurer and reasonably acceptable to Executive or his legal representative).

D. Termination for Cause. Without limiting any provision in Section 6, Executive’s employment hereunder may be terminated by the Company for Cause at any time effective upon written notice to Executive which specifies the reason(s) for Executive’s termination for Cause. As used herein, “Cause” shall mean the occurrence of any one of the following events:

i. Conduct by Executive involving fraud, material dishonesty or breach of trust in connection with Executive’s performance of Executive’s duties to Company hereunder or any material breach by Executive of any statutory of common law duty of loyalty to the Company;

ii. Any act or other omission that (in the reasonable discretion of the Board or the Chairman of the Board) has caused or is likely to cause detrimental notoriety or material financial harm to the Company;

iii. Executive’s conviction of, or the entry of a pleading of guilty or nolo contendere by Executive to, (a) a felony or (b) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

iv. Executive’s repeated failure, gross negligence to perform or a material breach of Executive’s duties and responsibilities assigned or delegated under this Agreement in the reasonable satisfaction of the Chairman of the Board, or his failure to follow the reasonable instructions of the Board, in the reasonable judgment of the Chairman of the Board, provided however, that prior to any termination pursuant to this Section 6.D.(iv), the Company must give written notice to Executive within sixty (60) days of any event triggering this Section 6.D.(iv) and Executive shall thereafter have the right to remedy the condition, if such condition can be remedied, within thirty (30) days of the date Executive received the written notice. If Executive does not remedy the condition within the thirty (30) day cure period to the reasonable satisfaction of the Board or the Chairman of the Board, or if Executive repeats any event or condition triggering this Section 6.D.(iv), then the Company may deliver a notice of termination for Cause to Executive effective upon delivery of such notice; or

v. A material breach by Executive of any of Executive’s obligations or covenants under the Confidential Information and Inventions Assignment Agreement.

E. Termination for Good Reason. Without limiting any provision in Section 6, Executive’s employment hereunder may be terminated by Executive for Good Reason at any time; provided, however, to constitute a termination for Good Reason, (a) Executive will reasonably determine that a Good Reason condition has occurred; (b) Executive will provide notice to the Company of the event constituting Good Reason within sixty (60) days of the occurrence of the event; (c) Executive may not terminate employment pursuant to this Section 6.E unless the Company fails to take action to remedy the event constituting Good Reason within thirty (30) days of such notice (the “Cure Period”); and (d) Executive terminates his employment within sixty (60) days after the end of the Cure Period. As used herein, “Good Reason” shall mean the occurrence of any one of the following events, unless such event is approved in writing by Executive:

i. A material negative change to Executive’s title, authorities, duties and responsibilities as set forth under this Agreement;

ii. A material reduction in Executive’s then existing base salary except in connection with a pro rata reduction in the base salaries of all executive employees of the Company due to unforeseen economic exigencies;

iii. A material breach by the Company of any of its obligations or covenants under this Agreement (including the failure to pay amounts due to Executive under this Agreement); or

iv. The failure of any successor-in-interest to the Company to assume all of the obligations of the Company under this Agreement.

F. Resignation. Without limiting any provision in Section 6, Executive may voluntarily terminate his employment without Good Reason at any time upon written notice to the Company.

7. Obligations Following Termination of Employment.

A. Non-Severance Termination. In the event Executive’s employment is terminated during the Term, (a) by Executive for any reason other than for Good Reason or (b) by the Company for Cause, then the Company shall solely be obligated to pay or provide Executive:

i. Accrued Salary. On the Termination Date, a lump sum amount (subject to applicable withholdings), equal to all accrued and unpaid salary through the Termination Date;

ii. Accrued Vacation. On the Termination Date, all accrued but unused vacation (subject to applicable withholdings), through the Termination Date;

iii. Vested Benefits. Executive shall be entitled to receive any vested benefits in accordance with the terms of the applicable plan or program and applicable law; and

iv. COBRA. Notice of Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), as may be expressly required by applicable law and payment of COBRA premiums for 12 months.

Section 7.A. (i)-(iv) shall be referred to herein as the “Accrued Obligations.”

B. Severance Termination. Upon termination of Executive’s employment during the Term, and except for the Accrued Obligations set forth in Section 7.A, Executive is not entitled to receive any severance payments or termination benefits from the Company except as expressly set forth in this Section 7.B and under the circumstances described in this Section 7.B. In the event Executive’s employment is terminated during the Term (a) by the Executive for Good Reason, (b) as a result of Executive’s death or Disability, or (c) by the Company without Cause, the Company shall pay or provide Executive (or in the case of Executive’s death, Executive’s executors, administrators or assigns), subject to an irrevocable Release (defined below):

i. Salary continuance, equal to: Nine (9) months of Executive’s then existing monthly base salary on the Termination Date, (the “Salary Continuance Severance Payment”); and COBRA. The Company shall make monthly taxable payments to Executive (the “Health Severance”), with the understanding that Executive is free to purchase health insurance under COBRA, to the extent available, or not at all, and that the monthly amount of any Health Severance shall not exceed the Company’s monthly cost to provide Executive and his family if applicable with health insurance coverage immediately prior to Executive’s termination of employment with the Company, until the earlier of (a) nine (9) months after the Termination Date; (b) the date on which Executive becomes eligible for coverage under the health plan of another employer or through self-employment; or (c) the date on which Executive is no longer eligible for coverage under COBRA for any reason; provided, however, that the Health Severance shall be subject to and paid only if and to the extent permitted by the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and other applicable law. Executive agrees to give notice to the Company promptly should the conditions under subparagraphs (b) or (c) occur. All of the Company benefit plans and programs applicable to terminated employees, if any, will be governed by the standard terms and conditions of such plans and programs: and

ii. In the event of a Change in Control as defined in the Acceleration Provisions section of the Common Stock Purchase Agreement, the Executive will receive a severance payment in the form of a lump sum amount, payable on the thirtieth (30th) day following the Termination Date, equal to: nine (9) months of Executive’s then existing monthly base salary on the Termination Date, plus 7. B. ii and iii above.

The payments of any amounts or the delivery of any benefits to Executive under this Section 7.B (including, without limitation, the Severance Payment) (a) shall not entitle Executive to continuation of Company benefits of any kind after the Termination Date, (b) shall be subject to applicable withholdings, and (c) will be in lieu of any other severance benefits or payments now or hereafter payable or provided by the Company to its employees or executives.

C. Full General Release. Notwithstanding anything in this Agreement, the obligation of the Company to pay any severance pursuant to Section 7.B will be expressly conditioned upon (a) the execution, delivery, non-revocation during any applicable revocation period of, and compliance with, a full general release of claims by Executive, releasing all claims known or unknown that Executive may have against the Company and its affiliates as of the date of such release, and allowing such release to become effective, subject to the continuing rights and obligations of this Agreement (the “Release”), and (b) written acknowledgment by Executive of Executive’s continuing obligations with respect to the protection of the confidential information and intellectual property of the Company as set forth in the Confidential Information and Inventions Assignment Agreement and incorporated into this Agreement (the “Acknowledgement”). The Release and Acknowledgment shall each be executed and delivered by the Executive in a form acceptable to the Company within forty-five (45) days following Executive’s termination and the first payment of any severance payment following the termination of employment of Executive hereunder shall be made on the sixtieth (60th) day following Executive’s termination assuming the Release is irrevocable as of that date.

8. Right to Enter into Agreement. Executive has the unfettered right to enter into this Agreement and all of the terms, covenants and conditions herein, and Executive has not done or permitted to be done anything which may curtail or impair any of the rights granted to the Company herein. The Company also represents that it has the unfettered right to enter into this Agreement and to perform all of the terms, covenants and conditions herein.

9. Assignment. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Since this Agreement is based upon the abilities of and personal confidence in Executive, Executive shall have no right to assign this Agreement or any of Executive’s rights hereunder without the prior written consent of the Company. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company.

10. Severability. If any provision of this Agreement shall be found invalid by any court of competent jurisdiction, such findings shall not affect the validity of any other provision hereof and the invalid provisions shall be deemed to have been severed here from.

11. Waiver of Breach. The waiver by any party of the breach of any provision of this Agreement by the other party or the failure of any party to exercise any right granted to it hereunder shall not operate or be construed as the waiver of any subsequent breach by such other party nor the waiver of the right to exercise any such right.

12. Withholding. All compensation (including bonuses and severance, if applicable) payable by the Company to Executive hereunder shall be reduced prior to the delivery of such payment to Executive by an amount sufficient to satisfy any applicable federal, state, local or other tax withholding requirements.

13. Notices. Any notice, consent or other communication under this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission or overnight courier(regularly providing proof of delivery) or sent by registered, certified, or express mail and shall bedeem given when so delivered personally, sent by facsimile transmission or overnight courier, or if mailed two (2) days after the date of deposit in the United States mail. Notice to parties shall be delivered or mailed to the following addresses (or to such other address as a party may specify by written notice):

If to Executive:	Dave Weinerth
If to the Company:	mCloud Corporation
580 California Street, 12th Floor
San Francisco, CA 94104
Attn: Kim Clauss, EVP & Chief Talent Success Officer

14. Entire Agreement. This Agreement including its exhibits contains the entire agreement of the parties relating to the subject matter hereof and supersedes all agreements and understanding with respect to such subject matter not described herein, and the parties hereto have made no other agreements, representations or warranties, oral or written, relating to the subject matter of this Agreement.

15. Modification. This Agreement may be amended, modified, superseded or cancelled only by a written instrument signed by the Executive and the Company (where such amendment has been approved by a majority of the Board, excluding the Executive, if applicable).

16. Choice of Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California provided, however, that parol evidence shall not be admissible to alter, vary, or supplement the term of this Agreement. Notwithstanding the foregoing, the arbitration provision set forth in Section 17 of this Agreement shall be governed by the Federal Arbitration Act.

17. Arbitration. In consideration of the Company employing Executive, and the salary and benefits provided under this Agreement, Executive and the Company agree that all claims arising out of or relating to Executive’s employment, including its termination, shall be resolved by binding arbitration. This Agreement expressly does not prohibit either party from seeking an application for a provisional remedy pursuant to Cal. Code Civ. Proc. Section 1281.8. The dispute will be arbitrated in accordance with the rules of the American Arbitration Association (“AAA”) under its existing Employment Arbitration Rules. These rules may be found at http://www.adr.org and are attached hereto as Exhibit B. The Company shall pay for the arbitration administrative costs and arbitrator’s fees pursuant to applicable law and the AAA rules. Each party in the arbitration shall bear his/its own attorneys’ fees and legal costs. The parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted claims. Failure to demand arbitration within the prescribed time period shall result in waiver of said claims. The parties agree that the arbitration will be conducted in San Francisco, California. This pre-dispute resolution agreement will cover all matters directly or indirectly arising out of or related to Executive’s employment, recruitment, relocation and/or termination of employment, including, but not limited to, claims involving laws against any form of discrimination or wrongful termination, and whether brought under federal or state law, and/or claims involving other employees. Excluded from this arbitration provision are workers’ compensation claims, unemployment insurance claims or any other claim which is not subject to arbitration by law. THE PARTIES UNDERSTAND AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO BRING SUCH CLAIMS TO COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

18. Interpretation of Agreement. This Agreement has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. In addition, each party has been represented by experienced and knowledgeable legal counsel and Executive has had the opportunity to consult with a tax advisor of his choosing. Executive has entered into this Agreement with the Company knowingly and voluntarily, based on his own judgment and not on any representations, inducement or promise other than those contained in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the purpose of the parties and this Agreement.

19. Attorneys’ Fees. Subject to applicable law, in any action to enforce the terms of this Agreement, the prevailing party shall be reimbursed by the non-prevailing party for such prevailing party’s reasonable attorneys’ fees and costs, including the costs of enforcing a judgment. Subject to applicable law, Executive is under no contractual or legal obligation to mitigate his damages in order to receive the severance benefits provided under this Agreement.

20. Indemnification. Executive shall be entitled to the benefit of any indemnification provisions and directors’ and officers’ liability insurance that is provided to other officers of the Company.

21. Headings. The headings in this Agreement are solely for the convenience of reference and shall not affect its interpretation.

22. Counterparts; Facsimile. This Agreement may be executed by facsimile or PDF and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. Compliance with Section 409A of the Internal Revenue Code. This Agreement is intended to comply with, or otherwise be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder (collectively, “Section 409A”). The Company and the Executive agree that they will consider in good faith any and all amendments to this Agreement either may deem necessary to ensure compliance with the provisions of Section 409A. However, Executive hereby acknowledges and agrees that he bears the entire risk of any such adverse federal and State tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to and not compliant with Section 409A, and that no representations have been made to Executive relating to the tax treatment of any payment pursuant to this Agreement under Section 409A of the Code and the corresponding provisions of any applicable State income tax laws.

Notwithstanding anything to the contrary in this Agreement, any payments or benefits due hereunder upon a termination of employment which are a “deferral of compensation” within the meaning of Section 409A shall only be payable or provided to Executive upon a “separation from service” as defined for purposes of Section 409A. In addition, if Executive is a “specified employee” as determined pursuant to Section 409A as of the date of his separation from service, as so defined, and if any payments or entitlements provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and cannot be paid or provided in the manner provided herein without subjecting Executive to additional tax, interest or penalties under Section 409A, then any such payment or entitlement which is otherwise payable during the first six months following Executive’s separation from service shall be paid or provided to Executive in a lump sum on the earlier of (a) the first business day of the seventh calendar month immediately following the month in which his separation from service occurs and (b) the date of the Executive’s death. To the extent required to satisfy the provisions of the foregoing sentence with respect to any benefit to be provided in-kind, the Company shall bill Executive, and Executive shall promptly pay, the value for tax purposes of any such benefit and the Company shall therefore promptly refund the amount so paid by Executive as soon as allowed by the foregoing sentence.

For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (a) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (b) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

WHEREFORE, the parties hereto have executed this Agreement as of the day and year first set forth above.

EXECUTIVE:

By:	/s/ David M Weinerth
Name:	David M Weinerth

Exhibit A

Confidential Information and Inventions Assignment Agreement

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Exhibit B

AAA Rules

American Arbitration Association

4853-6083-5593, v. 1

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